Exhibit VIII

Interim Management Statement

January–March 2019

(Unaudited)

Nordic Investment Bank	Interim Management Statement January–March 2019

Table of Contents

Highlights	3

Key figures and ratios	3

Operating and financial review

Comprehensive income	4

Financial position	5

Financial statements

Statement of comprehensive income	8

Statement of financial position	9

Statement of changes in equity	10

Cash flow statement	11

Notes to the interim management statement

Note 1 - Net interest income	12

Note 2 - Net profit on financial operations	12

Note 3 - Net loan losses	12

Note 4 - Expected credit loss	13

Note 5 - Loans outstanding	14

Note 6 - Debts evidenced by certificates	14

Note 7 - Basis of preparation	14

Ratio definitions	14

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Nordic Investment Bank	Interim Management Statement January–March 2019

Highlights

During the three-month period ending 31 March 2019, a total of EUR 605 million in new loans were agreed and EUR 547 million were disbursed. As anticipated, the disbursements in the first quarter were lower than the historically high level of 2018. The net profit for the period amounted to EUR 54 million, up from EUR 49 million for the corresponding period in 2018.

In January, NIB traded its first Nordic–Baltic Blue Bond. The five-year SEK 2 billion bond was launched under the NIB Environmental Bond Framework and will focus on investments within water resource management and protection.

Key figures and ratios

(in EUR million unless otherwise specified)	Jan-Mar 2019*	Jan-Mar 2018*	Jan-Dec 2018
Net interest income	54	56	223
Profit before net loan losses	51	49	167
Net profit	54	49	173

Loans disbursed	547	996	4,047
Loans agreed	605	1,063	4,330
Mandate fulfilment **	100%	85%	91%

Loans outstanding	18,750	17,632	19,065
Total assets	31,235	29,586	31,710
New debt issues	1,416	3,378	6,620
Debts evidenced by certificates	25,240	23,588	25,651
Total equity	3,635	3,502	3,578

Equity/total assets ***	11.6%	11.8%	11.3%
Profit/average equity ***	6.0%	5.6%	4.9%
Cost/income***	17.4%	17.5%	20.6%
Number of employees (average during the period)	198	194	197

*	Unaudited figures, to be read in conjunction with NIB’s 2018 audited financial statements.
**	See page 6 for mandate fulfilment explanation
***	See page 14 for ratio definitions

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Nordic Investment Bank	Interim Management Statement January–March 2019

Operating and financial review

January–March 2019 compared to January–March 2018

Comprehensive Income

Net Profit

The net profit for the period January–March 2019 amounted to EUR 53.6 million, up from EUR 49.0 million in the same period last year. Total operating income increased from EUR 59.1 million to EUR 61.7 million. Total operating expenses decreased by EUR 0.4 million to EUR 10.7 million, resulting in profit before net loan losses increasing to EUR 51.0 million (January–March 2018: EUR 48.7 million).

Net interest income

Net interest income for the period amounted to EUR 53.6 million (January–March 2018: EUR 55.6 million). Net interest income on lending activities increased by EUR 1.0 million, due to higher loans outstanding. Interest income on treasury activities decreased by EUR 3.0 million due to the low yield environment.

Net commission income and fees

Net fee and commission income for the period January–March 2019 was EUR 1.3 million, compared to EUR 2.3 million in 2018, due to the lower volume of loans agreed and disbursed.

Net profit on financial operations

The net profit on financial operations for the period January–March 2019 totalled EUR 6.7 million, which was EUR 5.5 million higher than the same period in 2018. The result comprises realised losses of EUR 0.7 million and unrealised profits of EUR 7.4 million. The unrealised results are expected to reverse when the underlying transactions reach maturity.

Total operating expenses

Total operating expenses were EUR 0.4 million lower than in 2018. The Bank continues to focus on costs to ensure an efficient ratio of operating cost to income.

Net loan losses

The total provision for expected credit losses on assets held at amortised cost amounted to EUR 119.2 million, which is similar to the position at 31 December 2018. This provision covers both loans outstanding and treasury assets held at amortised cost. There were no new non-performing loans during the period and no realised losses. The gain recognised in the income statement for net loan losses of EUR 2.6 million relates to recoveries on non-performing loans of EUR 1.2 million and EUR 1.4 million related to the improved credit quality of performing loans.

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Nordic Investment Bank	Interim Management Statement January–March 2019

Other comprehensive income

The Bank separates the foreign currency basis spread from financial instruments used in fair value hedging, and this separated amount is recorded in “Other comprehensive income” (OCI). OCI related to cross currency basis spread amounted to EUR 3.4 million for the period (January–March 2018: EUR -0.3 million). The resulting total comprehensive income for the period amounted to EUR 57.0 million, compared to EUR 48.7 million in 2018.

Financial position

Loans outstanding

Total loans outstanding amounted to EUR 18,750 million, which is EUR 1,118 million higher than on 31 March 2018. Demand for NIB’s long-term financing remains strong. However, the disbursements in the first quarter were, as anticipated, lower than the historically high level in 2018. The total loans disbursed during the period amounted to EUR 547 million, which is EUR 449 million less than for the same period in 2018.

Development of loans outstanding during 2019

(in EUR million)

Total loans outstanding, excluding exchange rate and valuation effects, decreased from EUR 19,065 million at 31 December 2018 to EUR 18,613 million. The book value amounted to EUR 18,750 million due to foreign exchange, fair valuations and hedge accounting effects of EUR 100 million and EUR 37 million, respectively.

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Nordic Investment Bank	Interim Management Statement January–March 2019

Lending highlights

in EUR millions, unless otherwise specified	Jan-Mar 2019*	2018	2017	2016	2015
Loans agreed excluding green bond investments	605	4,269	3,665	4,221	2,830
Green bond investments	—	61	147	143	—
Total disbursements	547	4,047	3,147	3,373	2,716
Total loans disbursed by business area:
Energy and water	62	840	737	1,154	483
Infrastructure, transport and telecom	352	1,192	818	791	907
Industries and services	96	1,339	932	836	932
Financial institutions and SMEs	37	675	660	593	394
Number of loans agreements	4	58	55	58	45
Number of green bond investments	0	3	9	8	—
Loans outstanding	18,750	19,065	17,232	16,640	15,627
Member countries	17,681	17,960	15,867	14,831	13,347
Non-member countries	1,185	1,222	1,504	1,948	2,396
Loan impairment provision	-116	-117	-139	-139	-116

*	Unaudited figures, to be read in conjunction with NIB’s 2018 audited financial statements.

Mission fulfilment

Projects financed by NIB contribute to the Bank’s mission of improving productivity and the environment in the Nordic–Baltic countries. Before approval is given in each individual case, all eligible projects are evaluated and rated against the criteria developed based on the Bank’s mission. In the three-month period that ended on 31 March 2019, loans achieving a “good” or “excellent” mandate rating accounted for 100% of the total amount of loans agreed.

Mandate rating for agreed loans

(Excluding lending green bond purchases)

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Nordic Investment Bank	Interim Management Statement January–March 2019

Funding

The Bank expects to fund between EUR 5.0 billion and EUR 6.0 billion during 2019. The strategy for 2019 is to complete one or two benchmark transactions in US dollars and euros, complemented by other public and private issues, to maintain a diversified portfolio of currencies and a global investor base. In addition, NIB’s aim is to continue issuing NIB Environmental Bonds. By the end of March, the Bank had raised EUR 1.4 billion (January–March 2018: EUR 3.4 billion) in new funding. The decrease in funding requirements is a result of lower loan disbursements and collateral requirements.

In January, NIB traded its first Nordic–Baltic Blue Bond. The five-year SEK 2 billion bond was launched under the NIB Environmental Bond Framework and will focus on investments within water resource management and protection.

Debt development during 2019

in EUR millions

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Nordic Investment Bank	Interim Management Statement January–March 2019

Financial statements

Statement of comprehensive income

EUR 1,000	Note	Jan-Mar 2019*	Jan-Mar 2018*	Jan-Dec 2018
Interest income from financial assets measured at amortised cost		79,627	67,133	298,371
Interest income from financial assets measured at fair value		5,799	4,217	24,711
Interest expense		-31,826	-15,753	-99,590

Net interest income	(1)	53,600	55,597	223,492

Commission income and fees received		2,051	3,059	13,271
Commission expense and fees paid		-706	-742	-2,546

Net fee and commission income		1,345	2,317	10,725

Net profit/loss on financial operations	(2)	6,665	1,160	-23,776
Foreign exchange gains and losses		109	-9	-160

Total operating income		61,719	59,065	210,281

Expenses
General administrative expenses
Personnel expenses		-7,648	-7,071	-28,971
Other administrative expenses		-2,442	-2,833	-12,321
Depreciation		-649	-453	-1,937

Total operating expenses		-10,738	-10,358	-43,228

Profit before loan losses		50,981	48,707	167,053
Net loan losses	(3)	2,636	330	5,957

Net profit for the period		53,617	49,037	173,009

Other comprehensive income
Items that will not be reclassified to income statement
Fair value hedges
Valuation of cross currency basis spread		3,432	-304	6,160

Total other comprehensive income		3,432	-304	6,160

Total comprehensive income		57,049	48,734	179,169

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2018.

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Nordic Investment Bank	Interim Management Statement January–March 2019

Statement of financial position

EUR 1,000	Note	31 Mar 2019*	31 Mar 2018*	31 Dec 2018
ASSETS
Cash and cash equivalents		4,546,409	4,205,372	4,757,905
Financial placements
Placements with credit institutions		9,021	9,021	9,021
Debt securities		6,227,611	6,533,662	6,454,748
Other		15,746	16,395	15,761

		6,252,377	6,559,078	6,479,531

Loans outstanding	(5)	18,750,390	17,632,368	19,065,056
Intangible assets		14,210	6,059	9,205
Tangible assets, property and equipment		31,532	30,105	30,771
Other assets
Derivatives		1,387,899	891,456	1,068,260
Other assets		12,170	33,457	4,520

		1,400,070	924,914	1,072,781
Accrued interest and fees receivable		239,680	228,572	294,421

TOTAL ASSETS		31,234,668	29,586,467	31,709,670

LIABILITIES AND EQUITY
Liabilities
Short-term amounts owed to credit institutions		778,718	395,995	575,394
Long-term amounts owed to credit institutions		9,486	14,427	9,486

		788,204	410,422	584,879

Repurchase agreements		—	254,629	—
Debts evidenced by certificates
Debt securities issued		25,162,255	23,523,011	25,574,911
Other debt		78,009	64,812	76,459

	(6)	25,240,264	23,587,823	25,651,370
Other liabilities
Derivatives		1,317,284	1,653,536	1,649,158
Other liabilities		66,789	12,401	10,080

		1,384,073	1,665,937	1,659,238
Accrued interest and fees payable		187,523	165,537	236,629

Total liabilities		27,600,065	26,084,348	28,132,116

Equity		3,634,603	3,502,119	3,577,554

TOTAL LIABILITIES AND EQUITY		31,234,668	29,586,467	31,709,670

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2018.

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Nordic Investment Bank	Interim Management Statement January–March 2019

Statement of changes in equity

EUR 1,000	Paid-in capital	Statutory Reserve	General Credit Risk Fund	Special Credit Risk Fund PIL	Profit available for appropriation	Hedging Reserve	Total
Equity at 31 December 2017	418,602	686,325	1,697,461	445,919	210,981	-3,035	3,456,253

Adoption of IFRS 9	—	—	-2,867	—	—	—	-2,867

Equity at 1 January 2018	418,602	686,325	1,694,594	445,919	210,981	-3,035	3,453,386

Profit for the period	—	—	—	—	49,037	—	49,037
Other comprehensive income	—	—	—	—	—	-304	-304

Total comprehensive income	0	0	0	0	49,037	-304	48,734

Equity at 31 Mar 2018	418,602	686,325	1,694,594	445,919	260,018	-3,339	3,502,119

Profit for the period	—	—	—	—	123,972	—	123,972
Other comprehensive income	—	—	—	—	—	6,464	6,464

Total comprehensive income	0	0	0	0	123,972	6,464	130,436

Transactions with owners in their capacity as owners
Appropriate of profit	—	—	155,981	—	-155,981	—	0
Realisation of PIL losses	—	—	18,978	-18,978	—	—	0
Dividends	—	—	—	—	-55,000	—	-55,000

Equity at 31 December 2018	418,602	686,325	1,869,553	426,941	173,009	3,124	3,577,554

Profit for the period	—	—	—	—	53,617		53,617
Other comprehensive income	—	—	—	—	—	3,432	3,432

Total comprehensive income	0	0	0	0	53,617	3,432	57,049

Equity at 31 March 2019	418,602	686,325	1,869,553	426,941	226,626	6,556	3,634,603

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Nordic Investment Bank	Interim Management Statement January–March 2019

Cash flow statement

EUR 1,000	Jan-Mar 2019*	Jan-Mar 2018*	Jan-Dec 2018
Cash flows from operating activities
Net profit for the period	53,617	49,037	173,009

Adjustments:
Unrealised gains/losses of financial assets held at fair value	428	-5,946	-14,275
ECL non-lending activities	42	-11	-20
Depreciation and write-down in value of tangible and intangible assets	649	453	1,937
Change in accrued interest and fees (assets)	54,741	43,472	-22,377
Change in accrued interest and fees (liabilities)	-49,105	-43,974	27,117
Net loan losses (ECL lending activities)	-2,636	-330	-5,957
Adjustment to hedge accounting	-6,465	5,147	37,523
Other adjustments to the period’s profit	-1,112	1,224	7,031

Adjustments, total	-3,457	36	30,979

Lending
Disbursements of loans	-546,956	-996,142	-4,046,710
Repayments of loans	1,001,878	402,302	2,113,670
Capitalisations, redenominations, index adjustments, etc.	643	189	897

Lending, total	455,565	-593,651	-1,932,143

Cash flows from operating activities, total	505,725	-544,577	-1,728,154

Cash flows from investing activities

Placements and debt securities
Purchase of debt securities	-538,330	-616,656	-1,891,112
Sold and matured debt securities	805,507	642,170	2,048,213
Placements with credit institutions	—	-250	-250
Other financial placements	15	0	218

Placements and debt securities, total	267,192	25,265	157,069

Other items
Acquisition of intangible assets	-717	-739	-3,885
Acquisition of tangible assets	-1,210	-272	-2,421
Change in other assets	-7,703	-5,964	23,680

Other items, total	-9,630	-6,975	17,373

Cash flows from investing activities, total	257,563	18,290	174,443

Cash flows from financing activities

Debts evidenced by certificates
Issues of new debt	1,415,746	3,378,441	6,619,670
Redemptions	-2,517,701	-3,127,556	-4,924,256

Debts evidenced by certificates, total	-1,101,955	250,884	1,695,415

Other items
Long-term placements from credit institutions	—	-2,900	-7,842
Change in swap receivables	-161,723	94,661	-60,891
Change in swap payables	-297,274	-78,419	34,237
Change in other liabilities	51,957	1,217	-2,206
Dividend paid	—	—	-55,000

Other items, total	-407,040	14,559	-91,702

Cash flows from financing activities, total	-1,508,995	265,443	1,603,713

CHANGE IN CASH AND CASH EQUIVALENTS, NET	-745,708	-260,844	50,002

Opening balance for cash and cash equivalents, net	4,182,512	4,073,797	4,073,797

Exchange rate adjustments	330,887	-258,204	58,714

Closing balance for cash and cash equivalents, net	3,767,691	3,554,748	4,182,512

Additional information to the statement of cash flows
Interest income received	140,167	114,822	300,706
Interest expense paid	-80,931	-59,727	-72,473

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2018.

The cash flow statement has been prepared using the indirect method and cash flow items cannot be directly concluded from the statements of financial positions.

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Nordic Investment Bank	Interim Management Statement January–March 2019

Notes to the interim management statement

Note 1 - Net interest income

EUR 1,000	Jan-Mar 2019	Jan-Mar 2018	Jan-Dec 2018
Cash and cash equivalents	-2,682	-3,580	-6,686
Placements with credit institutions for more than 6 months	0	-19	-98
Debt securities	14,622	14,399	60,913
Loans outstanding	73,459	60,549	268,953
Other interest income	27	—	—

Total, interest income	85,426	71,350	323,082
of which interest income from financial assets measured at amortised cost	79,627	67,133	298,371

Short-term amounts owed to credit institutions	509	452	455
Long-term amounts owed to credit institutions	13	24	72
Short-term repurchase agreements	—	73	345
Debts evidenced by certificates	-140,999	-146,452	-578,171
Swap contracts and other interest expenses, net	108,651	130,149	477,708

Total, interest expense	-31,826	-15,753	-99,590
of which interest income from financial liabilities measured at amortised cost	-91,283	-52,597	-286,705

Net Interest Income	53,600	55,597	223,492

Note 2 - Net profit on financial operations

EUR 1,000	Jan-Mar 2019	Jan-Mar 2018	Jan-Dec 2018
Financial instruments held at fair value, realised gains and losses	-630	1,453	7,163
Financial instruments held at fair value, unrealised gains and losses	961	4,843	6,484
Financial instruments held at amortised cost, realised gains and losses	—	—	154
Adjustment to hedge accounting, unrealised gains and losses of fair value hedges	6,465	-5,147	-37,523
Repurchase of NIB bonds, other items	-130	11	-54

Net profit on financial operations	6,665	1,160	-23,776

Note 3 - Net loan losses

EUR 1,000	Jan-Mar 2019	Jan-Mar 2018	Jan-Dec 2018
Change in expected credit loss on performing loans	1,466	918	8,426
Change in expected credit loss on non-performing loans	1,170	-588	-2,469
Decrease of provision to cover realised loan losses	—	—	19,223
Realised loan losses	—	—	-19,223

Net loan losses	2,636	330	5,957

There were no realised losses for the periods Jan-Mar 2019 or Jan-Mar 2018. In the period Sep-Dec 2018, the Bank recorded realised losses of EUR 19,223 thousand comprising principle of EUR 18,978 and interest of EUR 245 thousand. See Note 4 for further disclosure on expected credit losses.

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Nordic Investment Bank	Interim Management Statement January–March 2019

Note 4 - Expected credit loss

				Collective &
EUR 1,000	Stage 1	Stage 2	Stage 3	Individual	Total
Balance at 31 December 2017				138,842	138,842
Adoption of IFRS 9	25,224	23,291	93,194	-138,842	2,867

Balance at 1 January 2018	25,224	23,291	93,194	0	141,709
Transfer to Stage 1	137	-137	—	—	0
Transfer to Stage 2	-741	741	—	—	0
Transfer to Stage 3	—	—	—	—	0
New assets originated or purchased	1,854	36	—	—	1,889
Amortisations and repayments	-646	-991	—	—	-1,637
Impact of re-measurement on existing assets	2,535	-3,716	588	—	-593
Foreign exchange adjustments and other changes	—	—	-1,144	—	-1,144

Net change in period	3,138	-4,067	-557	0	-1,485

Balance at 31 March 2018	28,362	19,224	92,638	0	140,224
Transfer to Stage 1	4,739	-4,739	—	—	0
Transfer to Stage 2	-567	567	—	—	0
Transfer to Stage 3	—	—	—	—	0
New assets originated or purchased	6,422	102	—	—	6,524
Amortisations and repayments	-5,866	-2,753	—	—	-8,619
Impact of re-measurement on existing assets	-7,010	1,587	1,881	—	-3,541
Foreign exchange adjustments and other changes	0	0	4,800	—	4,800

Net change in period	-2,282	-5,236	6,682	0	-836

Realised losses	—	—	-19,223	—	-19,223

Balance at 31 December 2018	26,080	13,988	80,097	0	120,165
Transfer to Stage 1	356	-356	—	—	0
Transfer to Stage 2	—	—	—	—	0
Transfer to Stage 3	—	—	—	—	0
New assets originated or purchased	1,325	—	—	—	1,325
Amortisations and repayments	-1,434	-924	—	—	-2,358
Impact of re-measurement on existing assets	246	-636	-1,170	—	-1,560
Foreign exchange adjustments and other changes	—	—	1,591	—	1,591

Net change income statement	493	-1,915	420	0	-1,002

Balance at 31 March 2019	26,572	12,073	80,517	0	119,161

ECL - Statement of financial position

EUR 1,000	31 Mar 2019	31 Mar 2018	31 Dec 2018
Financial placements	323	291	281
Loans outstanding and commitments	118,838	139,933	119,883

Total	119,161	140,224	120,165

ECL - Statement of comprehensive income

EUR 1,000	Jan-Mar 2019	Apr-Dec 2018	Jan-Mar 2018
Net result on financial operations	-43	10	12
Net loan losses (Note 3)	2,636	5,627	330
Foreign exchange gains and losses	-1,591	-4,800	1,144

Total gain recognised in income statement	1,002	836	1,485

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Nordic Investment Bank	Interim Management Statement January–March 2019

Note 5 - Loans outstanding

EUR 1,000	Jan–Mar 2019	Apr–Dec 2018	Jan–Mar 2018
Opening Balance	19,065,056	17,632,368	17,231,623
Disbursements	546,956	3,050,568	996,142
Amortisations	-328,078	-1,227,004	-309,987
Prepayments	-673,800	-484,364	-92,315
Changes in expected credit losses	2,568	5,768	454
Foreign exchange movements	100,489	80,019	-172,424
Valuation movements	37,841	8,409	-20,936
Other	-643	-708	-189

Closing balance	18,750,390	19,065,056	17,632,368

Note 6 - Debts evidenced by certificates

EUR 1,000	Jan–Mar 2019	Apr–Dec 2018	Jan–Mar 2018
Opening Balance	25,651,370	23,587,823	23,999,754
New debt issues	1,415,746	3,241,230	3,378,441
Amortisations	-2,103,102	-1,765,450	-2,956,893
Calls and buy backs	-414,147	-19,094	-166,007
Foreign exchange movements	454,354	452,537	-459,608
Valuation movements	236,495	166,479	-203,207
Other	-452	-12,155	-4,656

Closing balance	25,240,264	25,651,370	23,587,823

Note 7 - Basis of preparation

This unaudited Interim Management Statement is not presented in accordance with IAS 34 Interim Financial Reporting, as this statement excludes a number of disclosures. The accounting policies and methods of computation are largely the same as described in Note 1 of NIB’s Financial Report 2018, with the exception of IFRS 16, as described below.

IFRS 16 Leases substantially changed the accounting treatment by recognising more leases as liabilities with corresponding right of use assets on the balance sheet. The standard replaced IAS 17 Leases and is effective as of 1 January 2019. However, the Bank does not have significant leasing commitments and therefore the new standard had an immaterial impact.

Ratio definitions

Equity/total assets =	Total equity at reporting date Total assets at reporting date

Profit/average equity =	Annualised profit for the period Average equity for the period

Cost/income =	Total operating expenses for the period Total operating income for the period

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